EXHIBIT 10.1

OPTi, INC. TECHNOLOGY LICENSE AGREEMENT

THIS TECHNOLOGY LICENSE AGREEMENT (this “Agreement”) is made and entered into as of this 30th day of September, 2002 (the “Effective Date”) between OPTi, Inc., a California corporation (“OPTi”) and Opti Technology, Inc., a California corporation (“Licensee”).

RECITALS

A.	OPTi has developed and has manufactured certain integrated circuits that function as Universal Serial Bus (“USB”) controllers and core logic devices.

B.	OPTi desires to license the relevant technology to Licensee for Licensee to manufacture and sell such integrated circuits, as well as sell off OPTi’s existing inventory of such integrated circuits.

NOW, THEREFORE, Licensee and OPTi hereby agree as follows:

1     DEFINITIONS

1.1.  “Confidential Information” means confidential and proprietary information of either party which is: (i) designated with the legend “Confidential” or comparable legend in case of disclosure thereof in written, graphic, machine readable or other tangible form or (ii) designated “Confidential” at the time of disclosure thereof in other form and within thirty (30) days after such disclosure set forth in writing designated “Confidential” and forwarded to the receiving party. Confidential Information of OPTi further includes without limitation: (x) any unpublished patent applications of OPTi Patent Rights; and (y) the terms of this Agreement.

1.2.  “Licensed Devices” means the specific classes of integrated circuit products defined in Exhibit C hereto. Licensed Devices expressly excludes any product except those integrated circuits defined in Exhibit C.

1.3.  “OPTi Technology” means the OPTi technology described in Exhibit A hereto.

1.4.  “OPTi Intellectual Property Rights” means the OPTi Patent Rights and all other intellectual property rights, including without limitation those intellectual property rights necessary to practice the OPTi Technology, under which and to the extent OPTi has or acquires the right to grant licenses of the scope to be granted by OPTi, including without limitation, rights of priority, mask work rights, copyrights, moral rights, trade secrets, know-how and any other intellectual property rights recognized in any country or jurisdiction of the world, exclusive of trademarks, trade names, logos, service marks, and other designations of source.

1.5.  “OPTi Patent Rights” means the rights in and to: (i) the patents and patent applications described in Exhibit B hereto; (ii) all continuation, continuation-in-part, divisional, reissue and reexamination applications of any of the foregoing; and (iii) any and all patents, patent applications and utility models in all countries of the world issued on or before the date of termination of this Agreement (and all foreign counterparts thereof), to the extent they: (1) derive priority in whole or part from any of the foregoing, (2) claim any aspect of the OPTi Technology as subject matter, or (3) claim any subject matter contained in a patent or patent application described in Exhibit B, in each of the foregoing cases (i), (ii) and (iii), such rights being either owned by OPTi or licensed to OPTi with the right to grant sublicenses of the scope of the licenses granted to Licensee herein without payment of royalties.

2    GRANT OF LICENSE RIGHTS

2.1.  OPTi Technology.    Subject to all of the terms and conditions of the Agreement, OPTi hereby grants Licensee, under all OPTi Intellectual Property Rights in the OPTi Technology, a world-wide, nontransferable, royalty-bearing license (with no right to sublicense) to develop, make, have made, use, sell, offer to sell, distribute, export, and import Licensed Devices. The foregoing license shall be exclusive with respect to Licensed Devices.

2.2.  OPTi Trademarks.    OPTi hereby grants to Licensee a nonexclusive, nontransferable, fully-paid, royalty-free right and license (without right to sublicense) to reproduce and display the OPTi trademarks to be provided to Licensee under this Agreement (the “OPTi Marks”) solely for the purposes of: (i) placing the OPTi Marks on the packaging of, and documentation for Licensed Devices; and (ii) in connection with the marketing and sale of Licensed Devices and Marked Products.

2.3.  OPTi reserves and retains all rights in the OPTi Marks not expressly granted to Licensee hereunder, and Licensee agrees and acknowledges that, subject only to the licenses granted in this Section 2.2, OPTi owns all rights, title, and interest, including but not limited to all goodwill, in and to the OPTi Marks.

2.4.  With respect to all Marked Products, Licensee bears full responsibility for acquiring all rights (other than the right granted herein to use the OPTi Mark) necessary to manufacture, distribute, market and use such Marked Products. Licensee hereby indemnifies OPTi, without limitation, for all damages, legal costs, fees and expenses related to any legal right or claim asserted against OPTi related to any legal right or claim asserted against OPTi related to or in connection with the manufacture, distribution, marketing or use of any Marked Product.

2.5  Reservation.    Except for licenses and rights expressly granted in this Agreement, OPTi grants Licensee no license or right, by implication, estoppel or otherwise, in the OPTi Technology under any OPTi Intellectual Property Rights.

Licensee’s license rights under Section 2.1 expressly exclude any right under any OPTi Intellectual Property Rights to develop, make, use, sell, offer to sell, export, or import any products other than Licensed Devices.

3    TECHNOLOGY TRANSFER AND SUPPORT

3.1.  Delivery.    Within forty-five (45) days after the execution of this Agreement, OPTi will provide to Licensee the deliverables for the OPTi Technology identified in Exhibit A.

3.2.  Technical Support.    No technical support will be provided by OPTi.

4    MANUFACTURING AND MARKING

4.1.  Licensee Commitment.      Licensee expects to be able to manufacture Licensed Devices in quantity on an ongoing basis. Licensee will use reasonable efforts to promote to the electronics industry the use of integrated circuits containing OPTi Technology as licensed hereunder.

4.2.  OPTi Proprietary Markings.    Licensee shall duplicate and apply OPTi’s trademark, patent and other proprietary rights notices, which OPTi shall provide from time to time, to Licensed Devices and their documentation, such notices to be consistent with the rights granted to Licensee pursuant to Sections 2.1 and 2.2. In consideration of the limited space for marking on semiconductor packaging, Licensee shall only be required to use its reasonable efforts to include all such markings as requested by OPTi.

5    INTELLECTUAL PROPERTY RIGHTS

5.1.  OPTi Ownership.    All right, title, and interest in and to the OPTi Technology, and all OPTi Intellectual Property Rights therein, shall remain the sole and exclusive property of OPTi. OPTi will maintain the trademarks or if OPTi decides to abandon the trademarks they will offer them to licensee for their use.

5.2.  Infringement.

(a)  In the event that Licensee learns of the substantial infringement by a third party of any intellectual property rights licensed under this Agreement from OPTi, Licensee will promptly call OPTi’s attention thereto in writing and will provide OPTi with such evidence of such infringement as it may permitted to provide, either contractually or under applicable law.

(b)  Each party shall provide reasonable cooperation to the other, at the other’s expense, in the other’s prosecution of a claim of infringement of intellectual property rights against a third party.

(c)  If Licensee does not bring legal action for infringement within ninety (90) days of notice thereof, OPTi shall have the sole right to bring legal action itself. In the event that legal action for infringement is brought by: (i) Licensee, any recoveries shall be subject to royalty payments to OPTi set forth in Exhibit D; or (ii) OPTi, all recoveries shall belong to OPTi.

6    CONSIDERATION AND PAYMENTS TERMS

6.1.  Fixed Payments and Royalties.    As consideration for the license granted to Licensee in Section 2.1, Licensee will pay OPTi the amounts set forth in Exhibit D hereto for the sale of Licensed Devices during the term of this Agreement and any sell-off period permitted under Section 10.5.

6.2.  No Change in Royalty Rates.    For purposes of convenience in computing royalties under this Agreement, the fixed royalty rates specified in Exhibit D shall apply until the last of the OPTi Patent Rights have expired, after which no royalty shall apply.

6.3.  Payment Terms.    Within thirty (30) days after the end of each calendar quarter, Licensee shall provide an accounting of the sales of Licensed Devices, if any, and shall pay OPTi the royalties due and payable hereunder (if any) in consideration of the sale of Licensed Devices in such calendar quarter. On any overdue payments, Licensee shall pay an interest charge of the lower of one and one-half percent (1.5%) per month or the highest rate allowed by law upon the unpaid balance until the date of payment.

6.4.  Currency.    Licensee shall pay all amounts specified in this Agreement in U.S. dollars. Licensee will convert sales in other currencies to U.S. dollars based on the average of the exchange rates published in the Wall Street Journal (West Coast Edition) for the month in which Licensee realizes the Net Revenue.

6.5.  Taxes.    Licensee will pay all sales, use and other taxes imposed by any applicable laws and regulations as a result of the payments under this Agreement, other than taxes based upon OPTi’s net income. Royalties which are payable by Licensee to OPTi hereunder will not be reduced by any tax withholding.

7    RECORDS AND AUDIT REQUIREMENTS

7.1.  Records.    For a period of three (3) years after each royalty or other payment made to OPTi under this Agreement, Licensee agrees to make and maintain such books, records and accounts as are reasonably necessary to verify from the sale of Licensed Devices royalty and other payments.

7.2.  Reports.    Within thirty (30) days after the end of each calendar quarter, for the term of this Agreement and through the end of the period specified in Section 10.5,

Licensee shall furnish to OPTi a statement specifying the royalties due and/or credited for such quarter, along with all information reasonably necessary for computation and/or confirmation of such royalties, including, but not limited to a listing of all Licensed Devices shipped in that quarter, set forth by Licensee product. If no royalties are due, that fact shall be shown on such statement.

7.3.  Audit.    Upon at least thirty (30) days prior written notice to Licensee, no more than once a year, OPTi shall have the right, at its own cost and expense, to authorize an internationally recognized certified public accounting firm (“CPA Firm”) selected by OPTi and approved by Licensee, which approval will not be unreasonably withheld, to audit Licensee’s books, records, and accounts for the sole purpose of verifying royalties reported to OPTi under Section 7.2. Licensee will promptly make up any underpayment revealed by any audit. If an audit reveals an understatement greater than five percent (5%) for the period audited, then Licensee will promptly reimburse OPTi for the cost of the audit. OPTi shall require such CPA Firm to maintain the results of the audit in confidence.

8    CONFIDENTIAL INFORMATION

8.1.  Receipt of Confidential Information.    OPTi and Licensee acknowledge that, in the course of performing their respective obligations hereunder, each may obtain information relating to the other and the other’s products that is of a confidential and proprietary nature to such other party. OPTi and Licensee agree that they will:

(a)  Use the other party’s Confidential Information only in connection with fulfilling its rights and obligations under this Agreement;

(b)  Hold the other party’s Confidential Information in strict confidence and exercise due care with respect to its handling and protection, consistent with its own policies concerning protection of its own Confidential Information of like importance but in no instance less than reasonable care. Before a party allows its employees or subcontractors access to the Confidential Information of the other party, the first party shall: (i) require its subcontractors to execute non-disclosure agreements; and (ii) impose confidentiality obligations on its employees, either through the execution of non-disclosure agreements or through such party’s employee policy manuals, in each of cases (i) or (ii), providing protection of the other party’s Confidential Information at least as strict as the terms and conditions of this Agreement;

(c)  Not disclose, divulge or publish the other party’s Confidential Information except to such of its responsible employees and subcontractors who have a bona fide need to know to the extent necessary to fulfill such party’s obligations under this Agreement; and

(d)  Instruct all such employees and subcontractors not to disclose the other party’s Confidential Information to third parties, including consultants, without the prior written permission of the other party.

8.2.  Exclusions.    The obligations of this Section 8 does not apply to information which: (i) is or becomes public knowledge or is received by the other party without the fault or action of the other party or any breach of any confidentiality obligation; (ii) the other party can document was independently developed by it without use of or access to the Confidential Information; (iii) the other party can document was previously known to it prior to receipt of the Confidential Information; or (iv) is required to be disclosed pursuant to law, provided the other party uses reasonable efforts to give the party owning the Confidential Information sufficient notice of such required disclosure to allow the party owning the Confidential Information reasonable opportunity to contest or reduce the scope of such disclosure.

8.3.  Injunctive Relief.    Each of the parties acknowledges that unauthorized disclosure or use of the other party’s Confidential Information or infringement or misappropriation of the other party’s intellectual property rights could cause irreparable harm and significant injury that would be difficult to ascertain and may not be compensable by damages alone. Accordingly, the parties agree that, in addition to any and all legal remedies, claims regarding intellectual property rights or Confidential Information may, subject to claims, be remedied by specific performance, injunction or other appropriate equitable relief.

9    WARRANTIES

9.1.  Warranties of Right.    Each party represents and warrants that it has the corporate power and authority to enter into this Agreement.

9.2.  No Known Infringement Claims.    OPTi represents and warrants that, as of the Effective Date, it has not received notice from any third party of any claim, nor has it any knowledge of any potential third party that might have a claim, that the OPTi Technology infringes any third party patents, copyrights, or trade secrets.

9.3.  No Other Warranty or Representation.    NOTHING IN THIS AGREEMENT WILL BE CONSTRUED AS: (I) A WARRANTY OR REPRESENTATION BY OPTi AS TO THE VALIDITY OR SCOPE OF ITS INTELLECTUAL PROPERTY RIGHTS; (II) A WARRANTY OR REPRESENTATION THAT ANY PRODUCT, SERVICES, OR INFORMATION PROVIDED, MADE, USED, SOLD OR OTHERWISE DISPOSED OF UNDER ANY LICENSE GRANTED OR AGREED TO BE GRANTED BY OPTi IN THIS AGREEMENT IS OR WILL BE FREE FROM INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES; OR (III) ANY OBLIGATION OF OPTi TO BRING OR PROSECUTE ACTIONS OR SUITS AGAINST THIRD PARTIES

FOR INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, ALL PRODUCTS, SERVICES, AND INFORMATION PROVIDED HEREUNDER ARE PROVIDED “AS-IS”, AND OPTi MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, WITH RESPECT TO ANY INFORMATION, PRODUCT, OR SERVICES SUPPLIED TO LICENSEE HEREUNDER, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NONINFRINGEMENT.

10    TERM AND TERMINATION

10.1.  Term.    Unless sooner terminated as provided in this Section 10, this Agreement will commence on the Effective Date and continue until the longer of: (i) the pendency of any unissued patent applications which constitute the OPTi Patent Rights, and (ii) expiration of the last of any issued patents which constitute the OPTi Patent Rights.

10.2.  Termination for Convenience.    Licensee may terminate this Agreement at any time for convenience upon ninety (90) days advance written notice.

10.3.  Termination due to Material Breach.    If either party materially breaches any term or condition of this Agreement and fails to cure that breach within ninety (90) days after receiving written notice of the breach, the other party shall have the right to terminate this Agreement at any time after the end of such ninety (90) day period.

10.4.  Termination due to Insolvency.    If either party becomes the subject of a voluntary or involuntary petition in bankruptcy or any proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, if that petition or proceeding is not resolved in its favor within sixty (60) days after filing, the other party may terminate this Agreement immediately on written notice.

10.5.  Work in Progress.    Upon any termination or expiration of this Agreement under Sections 10.3 or 10.4, Licensee shall have the right, subject to its compliance with the terms of this Agreement, including, but not limited to, continued payment of royalties, to continue to exercise the license rights granted to it under Section 2.1 for no more than six (6) months after the effective date of such termination or expiration only to the extent necessary to sell off its then-existing inventory of Licensed Devices, including without limitation any Licensed Devices then in production at a Licensee facility; provided, however, that Licensee shall have no right to begin the manufacture of any Licensed Devices after any termination or expiration of this Agreement.

10.6.  No Liability for Damages.    Neither party will be liable for damages of any kind solely as a result of exercising its right to terminate this Agreement according to its terms. Further, termination will not affect any other right or remedy at law or in equity of either party, subject to the limitations of this Agreement.

10.7.  Obligations Upon Termination or Expiration.    Upon any termination or expiration of this Agreement, Licensee shall: (i) promptly pay OPTi any unpaid amount due as of such termination or expiration and continue to make all payments hereunder as they become due; and (ii) each party shall return or destroy all copies of the Confidential Information of the other party, except for Confidential Information required to exercise a party’s surviving rights, within thirty (30) days after the termination or expiration, and, at the request of the other party, have an officer certify in writing that the party has complied with this obligation.

10.8.  Survival of Obligations.    The following provisions shall survive termination or expiration of this Agreement for any reason: Sections 1 (Definitions); 5.1 (OPTi Ownership); 6 (Payments and Payment Terms); 7 (Records and Audit Requirements); 8 (Confidential Information); 9 (Warranties); 10 (Term and Termination); 11 (Limitation of Liability); and 12 (General).

11    LIMITATION OF LIABILITY

11.1.  General Limitation of Damages.    EXCEPT FOR DAMAGES CAUSED BY UNAUTHORIZED DISCLOSURE OF CONFIDENTIAL INFORMATION, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR LOSS OF USE, DATA OR PROFITS, INTERRUPTION OF BUSINESS OR ANY SPECIAL, INCIDENTAL, INDIRECT, EXEMPLARY, OR CONSEQUENTIAL DAMAGES, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, HOWEVER CAUSED, ON ANY THEORY OF LIABILITY, WHETHER IN AN ACTION FOR CONTRACT, STRICT LIABILITY, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, AND WHETHER OR NOT THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

11.2.  Specific Limitation.    EXCEPT FOR LICENSEE’S OBLIGATIONS TO MAKE PAYMENTS WHEN DUE, THE AGGREGATE LIABILITY OF EITHER PARTY UNDER THIS AGREEMENT SHALL NOT EXCEED THE TOTAL OF THE AMOUNTS PAID UNDER THIS AGREEMENT.

11.3.  Severability.    EACH AND EVERY PROVISION OF THIS AGREEMENT WHICH PROVIDES FOR A LIMITATION OF LIABILITY, DISCLAIMER OF WARRANTY OR EXCLUSION OF DAMAGES IS INTENDED BY THE PARTIES TO BE SEVERABLE AND INDEPENDENT OF ANY OTHER SUCH PROVISION. FURTHER, IN THE EVENT THAT ANY REMEDY HEREUNDER IS DETERMINED TO HAVE FAILED OF ITS ESSENTIAL PURPOSE, ALL LIMITATIONS OF LIABILITY AND EXCLUSIONS OF DAMAGES SHALL REMAIN IN EFFECT.

12    GENERAL

12.1.  Joint Press Announcement.    The parties agree to make a joint press announcement regarding the technology alliance contemplated hereunder at a time and in a format and manner mutually agreeable to both parties. Both parties shall provide management and coordination of such press announcement. Additionally, without regard to this sections, or the confidentiality portions of this Agreement, either party may make such disclosures as required under the Security and Exchange Commission laws, regulations and rules.

12.2.  Governing Law.    This Agreement will be governed by and interpreted in accordance with the laws of the State of California without reference to its conflicts of law. The parties agree to the exclusive jurisdiction, and hereby irrevocably waive objection to the inconvenience of the forum, of the federal and state courts located in the Northern District of California. The parties additionally agree to waive the right to a jury trial.

12.3.  Assignment.    OPTi may freely assign this Agreement. Licensee may assign all of its rights and obligations under this Agreement in connection with a merger with or into another corporation or other entity or the sale of all or substantially all that party’s assets. Except as set forth herein, Licensee may not assign this Agreement without the prior written consent of OPTi. Any attempted assignment in derogation of this Section 12.3 will be null and void.

12.4.  Modification and Waiver.    No modification to this Agreement, nor any waiver of any rights, will be effective unless assented to in writing by the party to be charged, and the waiver of any breach or default shall not constitute a waiver of any other right hereunder or any subsequent breach or default.

12.5.  Notices.    Any required or permitted notices hereunder must be given in writing at the address of each party set forth below, or to such other address as either party may substitute by written notice to the other in the manner contemplated herein, by one of the following methods: hand delivery; registered, express, or certified mail, return receipt requested, postage prepaid; internationally-recognized private express courier; or facsimile. Notices will be deemed given on the date when hand delivered or transmitted by facsimile, five (5) days after being sent by express mail or internationally-recognized private express courier, and ten (10) days after being sent by registered or certified mail.

If to OPTi:	If to Licensee:
OPTi Inc. 880 Maude Avenue, Ste A Mountain View, CA 94043 Fax: (650) 625-8781 Attn: Bernard Marren	Opti Technology, Inc. 732 Sussex Place Milpitas, CA 94035 Fax: Attn: Ming Hsu

12.6.  Compliance with Law, including Export Laws.    Each party agrees to comply with all applicable international, national, state, regional and local laws and regulations (including, without limitation, export laws and regulations) in performing its duties hereunder and in any of its dealings with respect to the technical information and technology disclosed hereunder or direct products thereof.

12.7.  Force Majeure.    Neither party shall be responsible for delay or failure in performance caused by any government act, law, regulation, order or decree, by communication line or power failures beyond its control, or by fire, flood or other natural disasters or by other causes beyond its reasonable control, nor shall any such delay or failure be considered to be a breach of this Agreement. In any such event, performance shall take place as soon thereafter as is reasonably feasible.

12.8.  Independent Contractors.    In performing their respective duties under this Agreement, each of the parties will be operating as an independent contractor. Nothing contained herein will in any way constitute any association, partnership, or joint venture between the parties hereto, or be construed to evidence the intention of the parties to establish any such relationship. Neither party will have the power to bind the other party or incur obligations on the other party’s behalf without the other party’s prior written consent.

12.9.  Severability.    In the event that it is determined by a court of competent jurisdiction that any provision of this Agreement is invalid, illegal, or otherwise unenforceable, such provision will be enforced as nearly as possible in accordance with the stated intention of the parties, while the remainder of this Agreement will remain in full force and effect and bind the parties according to its terms. To the extent any provision cannot be enforced in accordance with the stated intentions of the parties, such provisions will be deemed not to be a part of this Agreement.

12.10.  Headings.    The headings of the Sections of this Agreement are for convenience only and will not be of any effect in construing the meanings of the Sections.

12.11.  Counterparts.    This Agreement may be executed in multiple counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

12.12.  Entire Agreement.    This Agreement and the Exhibits attached hereto constitute the entire and exclusive agreement between the parties hereto with respect to the subject matter hereof and supersede any prior agreements between the parties with respect to such subject matter.

IN WITNESS WHEREOF, OPTi and Licensee have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

/s/ BERNARD MARREN	/s/ MING HSU

Signature	Signature
President & CEO	President

Title	Title
September 30, 2002	September 30, 2002

Date	Date